Exhibit 10.26
MPRI Long Term Deferred Incentive Plan
(Restated Effective January 1, 2009)
1. Introduction.
     The MPRI division of L-3 Services, Inc. offers the MPRI Long Term Deferred Incentive Plan for the individuals listed on Appendix A. This plan document reflects the terms of the Plan and is effective January 1, 2009.
     The Plan is frozen. The last and final Annual Award Credit was made on January 1, 2007.
2. Definitions.
     (a) “Account” means an account established solely for recordkeeping purposes on behalf of each Participant to reflect the Annual Bonus Award.
     (b) “Annual Award Credit” means the annual amount, if any, credited to the Account maintained for each Participant based on the formula set forth in Section 3.
     (c) “Board” means the Board of Directors of L-3 Services, Inc.
     (d) “Code” means the Internal Revenue Code of 1986, as amended.
     (e) “Committee” means the committee described in Section 7, which administers this Plan.
     (f) “Company” means the MPRI division of L-3 Services, Inc., and its predecessors.
     (g) “EBIT” means the earnings before interest and taxes for the Company for each twelve-month period beginning on July 1 and ending on June 30 or such other period specified in the applicable Employment Agreement.
     (h) “Employment Agreement” means, with respect to each Participant, the employment agreement(s) entered into between each Participant and the Company on the date(s) indicated on Appendix A.
     (i) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     (j) “Participant” means the individuals listed on Appendix A.

     (k) “Plan” means this MPRI Long Term Deferred Incentive Plan as restated effective January 1, 2009.
3. Annual Award Credit.
     (a) Amount of Annual Award Credit. No Annual Award Credits have been, or will be, made after January 1, 2007. The amount of a Participant’s Annual Award Credit made prior to that date was determined under the terms of the Participant’s Employment Agreement and was conditioned on the Company’s EBIT exceeding the amount set forth in the Employment Agreement. The Annual Award Credit, if any, for a twelve-month period was credited to the Participant’s Account on the July 1st immediately following the end of such twelve-month period. The Annual Award Credit, if any, for a period of less than twelve months was credited to the Participant’s Account on the day immediately following the end of the period.
     (b) Interest on Annual Award Amount. Each Annual Award Amount shall be credited with interest beginning on the day (or if such day is not a business day, the next following business day) on which the Annual Award Amount was credited to the Participant’s Account and ending on the last business day of the month immediately preceding the day on which such Annual Award Amount is distributed. Earnings shall be compounded and credited to a Participant’s Deferral Account each day based on the U.S. Prime Rate in effect on the first business day of each calendar quarter preceding the date on which the earnings are credited as reported in the Wall Street Journal or such other source as may be designated by the Committee.
4. Vesting.
     The Annual Award Credit for each year shall become vested at the rate of one-third on the first anniversary of the date the Annual Award Credit is credited to the Participant’s Account, one-third on the second anniversary of the date the Annual Award Credit is credited to the Participant’s Account, and one-third on the third anniversary of the date the Annual Award Credit is credited to the Participant’s Account.
     5. Payment of Annual Award Credit.
     (a) Time of Payment. Each Annual Award Credit will be distributed on termination of employment or a specified date as elected by the Participant in accordance with Notice 2007-86, 2007- 46 IRB 990, which election is irrevocable. In the event that a Participant failed to make a valid election with respect to an Annual Award Credit in accordance with Notice 2007-86, 2007- 46 IRB 990, the Participant shall be deemed to have elected to receive such Annual Award Credit on termination of employment. With respect to each Annual Award Credit that is payable on termination of employment, the amount payable shall be paid on the date that is six months following the termination of employment date.

     (b) Form of Payment. Each Annual Award Credit will be distributed either in a lump sum or annual installments over five, ten, fifteen or twenty years as elected by the Participant in accordance with Notice 2007-86, 2007- 46 IRB 990, which election is irrevocable. In the event that a Participant failed to make a valid election with respect to an Annual Award Credit in accordance with Notice 2007-86, 2007- 46 IRB 990, the Participant shall be deemed to have elected to receive such Annual Award Credit in a lump sum.
     (c) Payment on Death. Each Participant must designate a beneficiary to receive a distribution of his vested Account balance if the Participant dies before such amount is fully distributed to him. In the absence of a valid or effective beneficiary designation, the Participant’s surviving spouse will be his beneficiary or, if there is no surviving spouse, the Participant’s estate will be his beneficiary. Upon the Participant’s death prior to full distribution of his Account balance, the vested Account balance shall be paid to the Participant’s beneficiary in accordance with the Participant’s election or deemed election under this Section 5.
6. Employment Termination.
     In the event of a voluntary termination of employment with the Company and its affiliates, or in the event of a termination by the Company other than for Cause, as defined in the Employment Agreement or due to Disability, as defined in the Employment Agreement, or death, any unvested Annual Award Credit will continue to vest in accordance with Section 4, provided that the Participant abides by the covenants set forth in Section 7 of the Employment Agreement. In the event of a termination by the Company for Cause, any unvested Annual Award Credit shall be forfeited. No additional Annual Award Credits will be credited to the Participant’s Account following the termination of employment date.
7. Administration.
     (a) This Plan shall be administered by the L-3 Retirement Plan Administrative Committee of L-3 Communications Corporation or such other committee (comprised of members of the Board or executives of the Company) as may be designated by the Board to administer this Plan. The committee that administers this Plan is referred to in this document as the “Committee”.
     (b) The Committee has the full and exclusive discretion to interpret and administer the Plan. All actions, interpretations and decisions of the Committee are conclusive and binding on all persons, and will be given the maximum possible deference allowed by law. Neither the Committee nor any member thereof shall be liable to any person for any action taken or omitted in connection with the interpretation or administration of the Plan.
     (c) The Committee may delegate to any officer or employee of the Company or its affiliates the authority to execute and deliver those instruments and documents and to take, or refrain from taking, all actions deemed necessary, advisable or convenient for the effective administration of the Plan in accordance with its terms and purposes. The Committee may also appoint any other agent and delegate to such agent such powers and duties in connection with the administration of the Plan as the Committee may deem appropriate. In making any determination or in taking or not taking any action under the Plan, the Committee may obtain and rely upon the advice of experts, including professional advisors to the Committee or the Company or its affiliates. No individual who is a Participant may participate in any decision specifically relating to his or her individual rights or benefits under the Plan.
8. Amendment or Termination.
     The Committee may amend or terminate the Plan provided that any such amendment does not reduce or increase any benefit to which a Participant has accrued and is otherwise entitled to under the terms of the Plan, nor accelerate the timing of any payment under the Plan, except as permitted under Code Section 409A. The Plan shall terminate on the date when no Participant (or Beneficiary) has any right to or expectation of payment of further benefits under the Plan.
9. Claims Procedure.
     (a) Any person claiming a benefit, requesting an interpretation or ruling under this Plan, or requesting information under this Plan shall present the request in writing to the Committee, which shall respond in writing within 90 days. The Committee may, however, extend the reply period for an additional ninety 90 days for special circumstances. If the claim or request is denied, the written notice of denial shall state (1) the reason for denial, with specific reference to the plan provisions on which the denial is based, (2) a description of any additional material or information required and an explanation of why it is necessary, and (3) an explanation of the claims review procedure.
     (b) Within 60 days after the receipt by a claimant of the written decision described above or the expiration of the claims review period described above including any extension, the claimant may request review by giving written notice to the Committee. The claim or request shall be reviewed by the Committee, which may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing. If the claimant does not request a review within such sixty-day period, he or she shall be barred from challenging the original determination.
     (c) The decision on review shall normally be made within 60 days after the Committee’s receipt of a request for review. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be 120 days. The decision shall be in writing and shall state the reason and the relevant plan provisions. All decisions on review shall be final and binding on all parties concerned.

     (d) In the event of any dispute over benefits under this Plan, all remedies available to the disputing individual under this Section 9 must be exhausted, within the specified deadlines, before legal recourse of any type is sought.
10. Unfunded Status of the Plan.
     This Plan constitutes a contractual promise by the Company to make payments in the future, and a Participant’s rights shall be those of a general, unsecured creditor of the Company. A Participant shall not have any beneficial interest in this Plan. Notwithstanding the foregoing, to assist the Company in meeting its obligations under this Plan, the Company may set aside assets in a trust described in Revenue Procedure 92-64, 1992-2 C.B. 422 (generally known as a “rabbi trust”), and the Committee may direct that the Company’s obligations under this Plan be satisfied by payments out of such trust or trusts. It is the Company’s intention that this Plan be unfunded for federal income tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974.
11. Nonalienability of Benefits.
     A Participant’s rights to benefit payments under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or his Beneficiary.
12. No Guarantee of Employment.
     This Plan shall in no way obligate the Company to continue the employment of a Participant with the Company or limit the right of the Company at any time and for any reason to terminate the Participant’s employment. In no event shall this Plan constitute an employment contract between the Company and a Participant or in any way limit the right of the Company to change a Participant’s compensation or other benefits.
13. Other Plan Benefits.
     Amounts under this Plan shall not be treated as compensation for purposes of calculating the amount of a Participant’s benefits or contributions under any pension, retirement, or other plan maintained by the Company (or affiliate), except as provided in such other plan.
14. Tax Withholding.
     To the extent required by law, the Company shall withhold from benefit payments hereunder any Federal, state, or local income or payroll taxes required to be withheld and shall furnish the recipient and the applicable government agency or agencies with such reports, statements, or information as may be legally required.
15. Receipt and Release for Payments.

     Any payment to a Participant, Beneficiary, or to any such person’s legal representative shall be in full satisfaction of all claims that can be made under the Plan against the Company. The Company may require such Participant, Beneficiary, or legal representative as a condition precedent to such payment, to execute a receipt and release thereof in such form as shall be determined by the Company.
16. Successors.
     The provisions of this Plan shall be binding upon and inure to the benefit of the Company, its successors, and its assigns, and to the Participants and their heirs, executors, administrators, and legal representatives.
17. Governing Law.
     The validity of this Plan and any of its provisions shall be construed, administered, and governed in all respects under and by the laws of the Commonwealth of Virginia (including its statute of limitations and all substantive and procedural law, and without regard to its conflict of laws provisions), except as to matters of Federal law. If any provision of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.
18. Status of Plan as ERISA “Top Hat” Plan.
     The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees and individuals within the meaning of Title I of the ERISA. The Plan will be administered and construed to effectuate this intent.
     IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed this MPRI Long Term Deferred Incentive Plan on the date indicated below.

L-3 Services, Inc.

Date: 12/22/2008	By:	/s/ Kenneth W. Manne

	Title:	Vice President